Exhibit 99.1

Catalyst Pharmaceuticals Announces First Quarter 2015 Financial Results and

Provides Corporate Update

• Company to host quarterly conference call at 8:30am ET tomorrow

CORAL GABLES, Fla., May 11, 2015 (GLOBE NEWSWIRE) — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX), (Catalyst Pharmaceuticals), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today reported financial results for the first quarter ended March 31, 2015.

“This quarter we have been working to advance regulatory and commercial affairs and are moving closer to initiating the submission of our rolling NDA to the FDA next quarter for Firdapse® for the symptomatic treatment of LEMS” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “This past quarter we made important strides on our commercial infrastructure, significant progress with our pipeline, and also strengthened our cash position.”

Mr. McEnany added, “We recently reported that we held a productive pre-NDA meeting with the FDA and believe that our full clinical and non-clinical data packages provide acceptable support for a complete submission of an NDA for Firdapse®. We are working closely with the FDA on a pathway to include certain types of Congenital Myasthenic Syndromes (CMS) in the initial label upon approval in LEMS and also continuing our ongoing expanded access program which provides access to Firdapse® for patients with LEMS and CMS at no cost.”

2015 Business Achievements to Date:

•	Confirmatory pre-NDA meeting with FDA regarding Firdapse® for LEMS

•	Raised $34.9 million, net of expenses, in a public offering of shares of common stock

•	Orphan Drug Designation of Firdapse® for treatment of Congenital Myasthenic Syndromes

•	Richard J. Daly and Donald A. Denkhaus appointed to Board of Directors

•	Development and advancement of comprehensive commercialization and pre-launch plan

•	Enrollment in expanded access program which allows LEMS and CMS patients early access to Firdapse®

•	Recently presented Phase 3 trial results at the annual meeting of the American Academy of Neurology (AAN) in Washington, D.C.

Upcoming 2015 Milestones:

•	Initiate rolling NDA for Firdapse for the treatment of LEMS in Q3 with anticipated completion of NDA submission during Q4

•	Announce topline results from a Phase 1(b) multiple dose safety and tolerance study for CPP-115 in Q3

•	Top-line results during this quarter expected from Mt. Sinai academic investigator sponsored study evaluating CPP-109 (Vigabatrin), as a surrogate for CPP-115, for the treatment of Tourette’s disorder

Financial Results

For the quarter ended March 31, 2015, Catalyst reported a GAAP net loss of $5,410,259, or 7 cents per basic and diluted share, compared to a GAAP net loss of $3,811,119, or 7 cents per basic and diluted share, for the same period in 2014. Excluding non-cash expense of $1,180,278 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $4,229,981 or 6 cents per basic and diluted share for the first quarter of 2015. In comparison, Non-GAAP1 net loss for the first quarter of 2014 was $3,475,605, or 6 cents per basic and diluted share, which excludes non-cash expense of $335,514 attributable to the change in fair value of liability-classified warrants.

Research and development expenses for the first quarter of 2015 were $2,349,552 compared to $2,748,683 in the first quarter of 2014. Research and development expenses decreased when compared to the same period in 2014 as we decreased activities related to our completed Phase 3 trial for Firdapse®. However, we expect that our research and development spend for the rest of the year will increase significantly as we prepare for and submit our NDA for Firdapse® and as we increase activities in other ongoing studies and trials.

General and administrative expenses for the first quarter of 2015 totaled $1,942,363 compared to $759,682 in the first quarter of 2014. The increase when compared to the same period in 2014 is primarily due to an increase in pre-commercialization expenses and headcount, as we prepare for the future commercialization of Firdapse®.

As a development-stage specialty pharmaceutical company, Catalyst had no revenues in either the first quarter of 2015 or the first quarter of 2014.

At March 31, 2015, Catalyst had cash and cash equivalents, certificates of deposit and short-term investments of $71.5 million and no debt. This includes proceeds from our February 2015 offering in which we sold 11.5 million shares of our common stock, and raised net proceeds of approximately $34.9 million. We believe that these resources give us sufficient runway through anticipated approval and subsequent product launch of Firdapse®, assuming approval in 2016.

More detailed financial information and analysis may be found in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC), May 11, 2015.

[1]	Statements made in this press release include a non-GAAP financial measure. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with generally accepted accounting principles (GAAP). This non-GAAP financial measure is intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measure presented in this press release provides investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. The non-GAAP financial measure in this press release excludes from the calculation of net loss the expense (or the income) associated with the change in fair value of the liability-classified warrants. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by the weighted average common shares outstanding.

Conference Call

Catalyst management will host an investment-community conference call and webcast at 8:30 a.m. EDT on Tuesday, May 12, 2015 to discuss the financial results and provide a corporate update. Investors who wish to participate in the conference call may do so by dialing (877)407-8912 for domestic and Canadian callers or (201)689-8059 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the Investors page of the company’s website at www.catalystpharma.com and clicking on the webcast link on the Investors home page. A webcast replay will be available on the Catalyst website for 30 days following the call by visiting the Investor page of the company’s website at www.catalystpharma.com.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), infantile spasms, and Tourette syndrome. Catalyst’s lead candidate, Firdapse® for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse® for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) and orphan drug designation for CMS. Firdapse® is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse® will expedite the development and review of Firdapse® by the FDA or the likelihood that the product will be found to be safe and effective, what clinical trials and studies will be required before Catalyst can submit an NDA for Firdapse® for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether an NDA for Firdapse® will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette Syndrome or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2014 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

###

CATALYST PHARMACEUTICAL PARTNERS, INC.

STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended March 31,
	2015	2014
Revenues	$—	$—
Operating costs and expenses:
Research and development	2,349,552	2,748,683
General and administrative	1,942,363	759,682

Total operating costs and expenses	4,291,915	3,508,365

Loss from operations	(4,291,915)	(3,508,365)
Other income, net	61,934	32,760
Change in fair value of warrants liability	(1,180,278)	(335,514)

Loss before income taxes	(5,410,259)	(3,811,119)
Provision for income taxes	—	—

Net loss	$(5,410,259)	$(3,811,119)

Net loss per share – basic and diluted	$(0.07)	$(0.07)

Weighted average shares outstanding – basic and diluted	76,039,220	54,138,580

5

CATALYST PHARMACEUTICAL PARTNERS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$41,323,435	$9,096,778
Certificates of deposit	3,715,935	3,715,383
Short-term investments	26,497,769	26,462,962
Prepaid expenses and other current assets	4,432,574	4,552,698

Total current assets	75,969,713	43,827,821
Property and equipment, net	71,139	71,377
Deposits	8,888	8,888

Total assets	$76,049,740	$43,908,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,050,515	$1,814,210
Accrued expenses and other liabilities	4,798,494	4,040,816

Total current liabilities	5,849,009	5,855,026
Accrued expenses and other liabilities, non-current	14,145	15,839
Warrants liability, at fair value	3,564,299	2,794,891

Total liabilities	9,427,453	8,665,756

Total stockholders’ equity	66,622,287	35,242,330

Total liabilities and stockholders’ equity	$76,049,740	$43,908,086

6